Exhibit 99.1

DATE: May 11, 2004

From:
Norcross Safety Products L.L.C.
2211 York Road
Oak Brook, IL 60523

Contact:	David F. Myers, Jr.
(630) 572-5715

FOR IMMEDIATE RELEASE

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES
FIRST QUARTER 2004 RESULTS

OAK BROOK, IL May 11, 2004 – Norcross Safety Products L.L.C. (NSP), today announced results for the first quarter ended April 3, 2004.

For the first quarter 2004, net sales were $109.1 million compared to $85.8 million in the first quarter of 2003. Income from operations was $14.5 million versus $9.3 million in the first quarter of 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $16.9 million from $12.8 million in the first quarter of 2003.

The net sales increase of $23.3 million, or 27.1%, was attributable to increased net sales in each of our three operating segments. In our general industrial segment, the net sales increase of $17.3 million, or 29.1%, was primarily due to: higher overall net sales in the United States; favorable Canadian, European and South African exchange rates; and the impact of the acquisition of Kächele-Cama Latex GmbH (KCL) in July 2003. In our fire service segment, net sales increased $3.6 million, or 21.7%, reflecting strong market demand in part due to comprehensive marketing efforts. In our utility/high voltage segment, net sales increased $2.4 million, or 24.0%, primarily driven by strong overall market demand and new product introductions.

Gross profit increased by $9.4 million, or 30.7%, primarily due to the increase in net sales. Gross profit margin of 36.9% in the first quarter of 2004 was favorable to the 35.8% gross profit margin in the prior-year quarter.

Income from operations increased $5.2 million, or 56.5%. In our general industrial segment, income from operations increased by $3.9 million, or 80.0%, primarily due to higher net sales. In our fire service segment, income from operations increased by $0.7 million, or 21.8%, primarily due to the increase in net sales. In our utility/high voltage segment, income from operations increased by $0.8 million, or 41.5%, primarily due to higher net sales. Corporate expenses increased $0.2 million, primarily due to higher payroll and administrative expenses.

As of April 3, 2004, NSP had working capital of $113.4 million and cash of $6.9 million.  NSP’s capital expenditures were $1.5 million in the first quarter of 2004 and $0.9 million in the first quarter of 2003.

The following table reconciles net income to EBITDA:

	Three months ended
	March 29, 2003	April 3, 2004

Net income	$2,301	$7,327
Add:
Interest expense, net	6,693	5,601
Income tax expense	448	1,033
Depreciation and amortization	3,351	2,979
EBITDA (1)	$12,793	$16,940

(1)          EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by accounting principles generally accepted in the United States (GAAP), and NSP’s calculations thereof may not be comparable to that reported by other companies. EBITDA is calculated above because it is a basis upon which we assess our liquidity position and because NSP believes that it present useful information to investors regarding a company’s ability to service and/or incur indebtedness. This belief is based on NSP’s negotiations with our lenders who have indicated that the amount of indebtedness we will be permitted to incur will be based, in part, on measures similar to our EBITDA. EBITDA does not take into account NSP’s working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

NSP is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry. NSP manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries. NSP sells products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury. NSP’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

NSP has scheduled a conference call to discuss our financial results on Thursday, May 13th at 10:00 a.m. EDT.  The call in number is (800) 633-8514.  A recording of the conference call will be available for 72 hours after the completion of the call.  The recording can be accessed by dialing (800) 633-8284 and entering reservation number 21195565.

This press release contains forward-looking information.  These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time of the statement.  Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations.  The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intent,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause NSP’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements.  Important factors that could cause NSP’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements include, but are not limited to:  (i) NSP’s high degree of leverage and significant debt service obligations; (ii) the impact of current and future laws and governmental regulations affecting NSP or our product offerings; (iii) the impact of governmental spending; (iv) NSP’s ability to retain existing customers, maintain key supplier status with those customers with which we have achieved such status and obtain new customers; (v) the highly competitive nature of the personal protection equipment industry; (vi) any future changes in management; (vii) acceptance by consumers of new products we develop or acquire; (viii) the importance and costs of product innovation; (ix) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange and restrictions on the efficient repatriation of earnings; (x) the unpredictability of patent protection and other intellectual property issues; (xi) cancellation of current orders; (xii) the outcome of pending product liability claims and the availability of indemnification for those claims; (xiii) general risks associated with the personal protection equipment industry; and (xiv) the successful integration of acquired companies on economically acceptable terms.   NSP undertakes no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

Norcross Safety Products L.L.C.

Consolidated Statements of Operations

(Amounts in Thousands) (Unaudited)

	Three months ended
	March 29, 2003	April 3, 2004

Net sales	$85,815	$109,073
Cost of goods sold	55,053	68,877
Gross profit	30,762	40,196
Operating expenses:
Selling	8,525	10,404
Distribution	4,009	5,198
General and administrative	8,151	9,968
Amortization of intangibles	811	126
Total operating expenses	21,496	25,696
Income from operations	9,266	14,500
Other expense (income):
Interest expense	6,713	5,636
Interest income	(20)	(35)
Other, net	(176)	534
Income before income taxes and minority interest	2,749	8,365
Income tax expense	448	1,033
Minority interest	—	5
Net income	$2,301	$7,327

Norcross Safety Products L.L.C.

Consolidated Balance Sheets

(Amounts in Thousands) (Unaudited)

	December 31, 2003 (1)	April 3, 2004
Assets
Current assets:
Cash and cash equivalents	$16,341	$6,860
Accounts receivable, less allowance of $2,493 and $2,542 in 2003 and 2004, respectively	53,291	62,320
Inventories	80,828	82,143
Deferred income taxes	30	29
Prepaid expenses and other current assets	3,833	4,221
Total current assets	154,323	155,573
Property, plant and equipment, net	56,213	54,832
Deferred financing costs, net	10,832	10,391
Goodwill, net	130,032	128,984
Other intangible assets, net	5,641	5,783
Due from NSP Holdings L.L.C.	16,113	16,291
Other noncurrent assets	5,535	5,565
Total assets	$378,689	$377,419

Liabilities and member’s equity
Current liabilities:
Accounts payable	$18,157	$18,359
Accrued expenses	27,837	20,608
Current maturities of long-term obligations	3,378	3,242
Total current liabilities	49,372	42,209

Pension, post-retirement and deferred compensation	24,318	25,105
Long-term obligations	253,814	253,036
Other noncurrent liabilities	430	428
Deferred income taxes	1,937	1,890
Minority interest	124	129
	280,623	280,588

Member’s equity:
Contributed capital	116,060	116,060
Accumulated deficit	(64,791)	(57,464)
Accumulated other comprehensive loss	(2,575)	(3,974)
Total member’s equity	48,694	54,622
Total liabilities and member’s equity	$378,689	$377,419

(1)       December 31, 2003 balances were obtained from audited financial statements.

Norcross Safety Products L.L.C.

Consolidated Statements of Cash Flows

(Amounts in Thousands) (Unaudited)

	Three months ended
	March 29, 2003	April 3, 2004

Operating activities
Net income	$2,301	$7,327
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,540	2,853
Amortization of intangibles	811	126
Amortization of deferred financing costs	507	441
Amortization of original issue discount	254	22
Write-off of deferred financing costs	1,270	—
Deferred income taxes	63	(46)
Minority interest	—	5
Changes in operating assets and liabilities:
Accounts receivable	(2,523)	(9,029)
Inventories	(2,019)	(1,315)
Prepaid expenses and other current assets	(303)	(388)
Other noncurrent assets	(101)	(30)
Accounts payable	2,206	202
Accrued expenses	(2,274)	(7,229)
Pension, postretirement and deferred compensation	147	787
Other noncurrent liabilities	(5)	(2)
Other	(4)	3
Net cash provided by (used in) operating activities	2,870	(6,273)

Investing activities
Purchase of businesses, net of cash acquired	(69)	(112)
Purchases of property, plant and equipment	(870)	(1,507)
Due from NSP Holdings L.L.C.	(150)	(178)
Net cash used in investing activities	(1,089)	(1,797)

Financing activities
Payments for deferred financing costs	(6,990)	—
Proceeds from borrowings	130,000	—
Payments of debt	(86,236)	(937)
Net repayments under revolving credit facility	(30,960)	—
Net cash provided by (used in) financing activities	5,814	(937)
Effect of exchange rate changes on cash	1,085	(474)
Net increase (decrease) in cash and cash equivalents	8,680	(9,481)
Cash and cash equivalents at beginning of period	1,762	16,341
Cash and cash equivalents at end of period	$10,442	$6,860